Exhibit 3.6

CONSENT OF TYSON C. BIRKETT

We refer to our report signed on March 22, 2013 with an effective date as of December 31, 2012, titled Updated Mineral Resources, Vezza Property, Matagami Area, Quebec (Compliant with Regulation 43-101 and Form 43-101F1) (the “Report”). We consent to the use of our name and references to the Report, or portions thereof, in the Registration Statement on Form F-7 (the “Registration Statement”) filed by Maudore Minerals Ltd. under the United States Securities Act of 1933, as amended, and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

/s/ Tyson C. Birkett

November 22, 2013